For Immediate Release
Contact:	Jim Sheehan SeaChange PR +1-978-897-0100 x3064 jim.sheehan@schange.com	Martha Schaefer SeaChange IR +1-978-897-0100 x3030 martha.schaefer@schange.com

SEACHANGE INTERNATIONAL RESPONDS TO PUBLISHED REPORT

ACTON, Mass. (May 27, 2011) – William Styslinger, Chairman and CEO of SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, commented today:  “As we have previously announced, the Board of Directors has formed an independent advisory committee to work with management and the Board to advise and support them in a wide range of business development and other initiatives.  Together with our financial advisors, Blackstone Advisory Partners, LP and Evercore Group L.L.C., the committee is continuing to evaluate a range of strategic options for the Company.  Its work is ongoing and the Company will inform investors if there are material developments to report.”

About SeaChange International
SeaChange International(NASDAQ: SEAC) is the global leader in multi-screen video and one of the largest software companies worldwide.  The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network.  Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world.

Safe Harbor Provision
Any statements contained in this document that do not describe historical facts, including without limitation statements concerning potential strategic options, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are subject to a number of risks and uncertainties, including that the market price of our common stock could be subject to significant fluctuations in response to developments relating to the evaluation of strategic options or the public perception that developments may occur.  Readers are referred to the Company’s Annual Report of Form 10-K for a description of such risks and uncertainties.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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